EXHIBIT 99.1

New America Energy Corp., Signs Binding Letter of Intent to Acquire Third Bench Holdings

NEW YORK, NY / ACCESSWIRE / June 23, 2021 / New America Energy Corp. (OTC PINK:NECA) today announced the signing of a Binding Letter of Intent to acquire Third Bench Holdings, an industry leader in Kitchen & Bathroom cabinetry and countertops. Management believes the acquisition will be immediately accretive to NECA's cash flow.

“This is an incredible day for all New America shareholders. The Company recently announced engaging our auditors to become fully reporting, and now we have the pleasure of acquiring such a successful company with an incredible track record. I look forward to seeing their acquisition strategy unfold and build greater value going forward,” said Jeff Canouse, CEO of New America Energy Corp.

David Fair, CEO of Third Bench Holdings, states “We are very excited about taking this next step of becoming a public company. Third Bench is well-positioned to take advantage of the growth in commercial millwork and the historical demand for cabinets and countertops in the residential sector. We look forward to tapping into the public markets to fuel our expansion and long-term strategy.”

About Third Bench Holdings, LLC

THIRD BENCH Holdings is a holding company for three subsidiary companies operating as an architectural millwork and dealers in the cabinetry, kitchen and bath areas. THIRD BENCH, through its subsidiary companies offer products in categories: Residential Cabinets and countertops and commercial millwork throughout the Western U.S. for customers from California to Texas. THIRD BENCH also provides installation services as a part of its vertical offering. The company provides its products and services through its architectural millwork and retail facilities, currently located in Albuquerque and Las Cruces, New Mexico and Tucson, Arizona. Third Bench employs over 140 people and had revenue in excess of $18.8 million in 2020. Third Bench is on a run rate of over $24.0 million for 2021 and is cash flow positive. These projections have been provided by management and do not include the additional acquisitions that are currently under review.

Third Bench Holdings

175 S. Main Street #1410

Salt Lake City, UT 84111

https://thirdbench.com/

About New America Energy Corp.

New America Energy Corp. (NECA) is a holding company focused on strategic acquisitions that are opportunistic, cash-flow positive with hard assets.

NECA Contact:

Jeffrey M. Canouse

770-235-6053

jeff@necaholdings.com

jeffcanouse@gmail.com

https:/twitter.com/necaholdings

NOTICE REGARDING FORWARD LOOKING STATEMENT

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words 'believes,' 'expects,' 'anticipate' or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the company to differ materially from those expressed or implied by such forward-looking statements.

SOURCE: New America Energy Corp.

View source version on accesswire.com:

https://www.accesswire.com/652774/New-America-Energy-Corp-Signs-Binding-Letter-of-Intent-to-Acquire-Third-Bench-Holdings